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                                   SCHEDULE 14A
                             SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                        THE SECURITIES EXCHANGE ACT OF 1934

                                 ----------------

  Filed by the Registrant [x]

  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:

  [ ] Preliminary Proxy Statement
  [ ] Definitive Proxy Statement
  [x] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 ----------------

                           SANTA FE PACIFIC CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           SANTA FE PACIFIC CORPORATION
                    (NAME OF PERSON(S) FILING PROXY STATEMENT)

                                 ----------------

  Payment of Filing Fee (Check the appropriate box):(/1/)

  [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
    2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
    4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

 (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

 (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ratio of 0.27).

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ..........
     2) Form, Schedule or Registration
        Statement No.: ...................
     3) Filing Party: ....................
     3) Date Filed: ......................

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                       THE WALL STREET JOURNAL THURSDAY, NOVEMBER 3, 1994    C21
 ===============================================================================

                          [LOGO -- SANTA FE PACIFIC]

                     SANTA FE SHAREHOLDERS SHOULD VOTE FOR
                                                       ---
                       A MERGER WITH BURLINGTON NORTHERN

A merger of Burlington Northern and Santa Fe is clearly the right strategic move for Santa Fe shareholders. Here's why you should vote FOR the merger:
                                                      ---

GROWING SHAREHOLDER VALUE

Santa Fe shareholders will now receive 0.34 shares of Burlington Northern common stock for each share of Santa Fe common stock--A 26% INCREASE OVER THE PREVIOUS EXCHANGE RATIO. The merger is expected to produce annual increases in operating income of $560 million when revenue increases of over $300 million and cost savings of over $450 million are realized. Assuming current dividend policies, ANNUAL DIVIDENDS PER EQUIVALENT SANTA FE SHARE WOULD QUADRUPLE TO $0.41 FROM $0.10.


ICC APPROVAL LIKELY

The Burlington Northern-Santa Fe merger is an end-to-end combination of rail systems with little overlap and will connect West Coast ports, Canada, Mexico, the Gulf Coast and major Midwestern and Southeastern gateways. As a result, it is pro-competitive and offers many benefits to shippers. Our Interstate Commerce Commission (ICC) filing contains letters of support from more than 450 shippers. YOUR BOARD AND MANY RAIL ANALYSTS BELIEVE THAT ICC APPROVAL OF THE BURLINGTON NORTHERN-SANTA FE COMBINATION IS LIKELY.


           UNION PACIFIC WANTS TO DESTROY A MERGER, NOT CREATE ONE.

Union Pacific has much to gain by defeating the Burlington Northern-Santa Fe merger. A combined Burlington Northern-Santa Fe would create a formidable competitor to Union Pacific. We believe Union Pacific's proposal is unlikely to be approved by the ICC because it would reduce choice and competition for shippers throughout the Western United States. Without ICC approval, Union Pacific's bid to acquire Santa Fe--no matter what the price--is worth exactly zero. Here's what Union Pacific admitted in its own proxy statement:

            "[T]HE ISSUE OF ICC APPROVAL PRESENTS A SIGNIFICANT RISK
                 TO CONSUMMATING THE UNION PACIFIC PROPOSAL."

             DON'T RISK THE FUTURE OF YOUR INVESTMENT IN SANTA FE
                      ON UNION PACIFIC'S EMPTY PROMISES.

Union Pacific's sole obligation is to Union Pacific shareholders--not to Santa Fe shareholders. Here's what could happen if the Burlington Northern-Santa Fe merger is not approved by shareholders at the November 18th special meeting:

     . Santa Fe shareholders lose an opportunity to participate in a strategic combination with Burlington Northern.

     . Union Pacific, having accomplishing its objective of derailing the merger, abandons Santa Fe shareholders and walks away from its proposal.

     . You are left with NO merger; NO premium, and NO merger-driven increase in
                         --         --              --
       earnings and dividends.

               VOTE FOR THE BURLINGTON NORTHERN-SANTA FE MERGER.
                    ---
               SIGN, DATE AND MAIL YOUR WHITE PROXY CARD TODAY.
                                        -----

- -----------------------------------IMPORTANT------------------------------------

  Please make sure your latest dated proxy is a WHITE card voting FOR the
                                                                  ---
  Burlington Northern-Santa Fe merger. A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. If you have any questions or need assistance voting your Santa Fe shares, please call either of our proxy solicitors:

      D.F. King & Co., Inc.                     MacKenzie Partners, Inc.
  at 1-800-697-6974 (toll-free)      or      at 1-800-322-2885 (toll-free)

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                                                                November 3, 1994